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                                                                 EXHIBIT (10)(i)


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

              3E COMPANY ENVIRONMENTAL, ECOLOGICAL AND ENGINEERING,

                     NEW 3E COMPANY ACQUISITION CORPORATION,

                               JESS F. KRAUS, IV,

                                  LINDA ALLEN,

                               CHRISTOPHER KRAUS,

                                 ROBERT M. WARD,

                                 JEREMY KISNER,

                                       AND

                           SAFETY-KLEEN SYSTEMS, INC.






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                                 August 27, 2002

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                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement"), dated as of August 27, 2002, is entered into by and among New 3E Company Acquisition Corporation, a Delaware corporation (the "Purchaser"), Safety-Kleen Systems, Inc., a Wisconsin corporation ("Safety-Kleen"), Jess F. Kraus, IV, Linda Allen, Christopher Kraus, Robert M. Ward, Jeremy Kisner (such individuals collectively, the "Minority Shareholders"), and 3E Company Environmental, Ecological and Engineering, a California corporation (the "Company"). The Company, Safety-Kleen, the Minority Shareholders and the Purchaser are sometimes collectively referred to herein as the "Parties" and individually as a "Party." Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 11 below.

          WHEREAS, the Company operates a business engaged in, among other activities, the rendering of compliance assistance services with respect to the handling of hazardous materials and related consulting projects (collectively, the "Business");

          WHEREAS, the Company's issued and outstanding capital stock consists of 797,000 shares of common stock (the "Company Stock"), of which 604,000 shares are owned by Safety-Kleen, and 193,000 shares (the "Minority Shares") are owned by the Minority Shareholders in the respective amounts set forth on Schedule 9B hereto;

          WHEREAS, on June 9, 2000, Safety-Kleen and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, which ensuing bankruptcy cases (collectively, the "Bankruptcy Case") are now pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), as part of a jointly administered bankruptcy proceeding;

          WHEREAS, the Company has not filed a petition for relief and is not a party to the Bankruptcy Case;

          WHEREAS, the board of directors of the Company and all of the shareholders of the Company, including all of the Minority Shareholders, have determined that the transactions contemplated by the Agreement are in the best interests of the Company and its shareholders and by resolutions duly adopted, have approved this Agreement and the transactions contemplated hereby (collectively, the "Transactions");

          WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, all of the Company's right, title and interest in and to the Purchased Assets, and the Purchaser desires to assume all of the Assumed Liabilities, in each case, on the terms and subject to the conditions of this Agreement; and

          WHEREAS, Safety-Kleen desires to purchase from the Minority Shareholders, and the Minority Shareholders desire to sell to Safety-Kleen, all of the Minority Shares, on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and


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           understandings contained herein, and intending to be legally bound, the Parties hereby agree as follows:

     Section 1. Purchase of Assets; Assumption of Liabilities; Sale of Shares.
     -------------------------------------------------------------------------

            1A. PURCHASE AND TRANSFER OF ASSETS. Upon the terms and subject to the conditions and provisions contained in this Agreement and in the Sale Approval Order, at the Closing, the Company shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall acquire and accept from the Company, all of the Company's right, title and interest in and to the Purchased Assets, free and clear of all Excluded Liabilities and Liens arising therefrom.

            1B. ASSUMED LIABILITIES. At the Closing, the Purchaser shall assume and undertake to pay, perform and discharge when due or required to be performed (without duplication) all of the Assumed Liabilities.

            1C. EXCLUDED LIABILITIES. Notwithstanding any other terms, provisions or conditions in this Agreement, the Purchaser shall not assume, or otherwise be responsible or liable for or obligated with respect to, the following Liabilities to the extent they arise from facts, conduct, conditions or circumstances in existence on or before the Closing Date (collectively, the "Excluded Liabilities"):

                    (i) any and all Liabilities owed to Safety-Kleen or any of its Affiliates (regardless of whether arising from an intercompany loan, an intercompany transaction or otherwise);

               (ii) any and all ERISA Liabilities;

                    (iii) any and all Liabilities for (a) Taxes of Safety-Kleen or Safety-Kleen Corp. or any of their current or past Affiliates for which the Company may be liable under Treasury regulation section 1.1502-6 (or any analogous or similar state, local or foreign law or regulation), or (b) United States Federal income and state income and state franchise Taxes of the Company or for which the Company may be liable, whether directly or as a transferee, successor, by contract or otherwise;

                    (iv) any and all Liabilities for brokerage or finder's fees payable to First Analysis in connection with the Transactions;

                    (v) any and all Liabilities arising under guarantees or similar instruments relating to indebtedness for borrowed money incurred by Safety-Kleen or any of its Affiliates (other than the Company), other than for the Company's direct benefit, including without limitation Liabilities as a guarantor pursuant to that certain Amended and Restated Credit Agreement, dated as of April 3, 1998, by and among LES, Inc., Laidlaw Environmental


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          Services (Canada) Ltd., and the lenders and agents thereunder (the
          "LES Guarantee"); and

                    (vi) Insured Claims.

            1D. Sale of Shares. Upon the terms and subject to the conditions and provisions in this Agreement, at the Closing, Safety-Kleen shall purchase, acquire and accept from the Minority Shareholders, and the Minority Shareholders shall transfer and deliver to Safety-Kleen, the Minority Shares, free and clear of all options, proxies, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

            1E. Purchase Price.

                    (i) Asset Purchase Price. The consideration for the Purchased Assets (the "Asset Purchase Price") will be (a) $12,639,218,
          (b) the assumption of the Assumed Liabilities and (c) any Strategic Transaction Payment. In accordance with Section 1F, at the Closing, the Asset Purchase Price shall be paid by the Purchaser to the Company as follows: (a) the Purchaser shall deliver $9,389,218 by wire transfer of immediately available funds to an account specified by the Company and Safety-Kleen, and (b) the Purchaser shall execute and deliver to the Company a secured promissory note in the principal amount of $3,250,000, in the form of Exhibit A attached hereto
          (the "Secured Note"). Any additional amounts payable in connection with a Strategic Transaction shall be paid in accordance with the provisions of Section 1G.

                    (ii) Stock Purchase Price. The purchase price for the Minority Shares (without credit for the previous option payment made to the Minority Shareholders) shall be $3.2386 per share, for an aggregate purchase price of $625,062.08 (the "Stock Purchase
          Price"). The Stock Purchase Price will be allocated among the Minority Shareholders as set forth in Schedule 9B hereto and shall be paid out of the proceeds of the Asset Purchase Price by Safety-Kleen delivering a sum equal to the Stock Purchase Price by wire transfer to the respective accounts specified in a written notice delivered to the Company and Safety-Kleen by each Minority Shareholder at least five business days prior to the Closing Date.

            1F. Closing. The closing of the purchase and sale of the Purchased Assets and the Minority Shares (the "Closing") shall take place at the offices of Duckor, Spradling & Metzger, A P.C., 401 West A Street, Suite 2400, San Diego, CA 92101, or at such other place as may be agreed to by the Purchaser, the Company and Safety-Kleen, at 10:00 a.m., local time, on the second business day following satisfaction or waiver of the conditions to the Closing set forth in Section 2, Section 3 and Section 4 below, but not earlier than 10 days following entry of


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the Sale Approval Order (the "Closing Date"). At the Closing, the Parties shall consummate the purchase and sale of the Purchased Assets and the Minority Shares in the following manner:

                    (i) The Purchaser shall deliver to the Company $9,389,218, by wire transfer of immediately available funds to an account designated by the Company and Safety-Kleen;

                    (ii) The Purchaser shall execute and deliver to the Company the Secured Note and each document referred to therein (including documents evidencing or perfecting security interests granted in favor of the Company and intercreditor arrangements), in each case in form and substance satisfactory to Safety-Kleen in its sole discretion;

                    (iii) The Purchaser shall execute and deliver to the Company such instruments of assumption as are required in order for the Purchaser to assume the Assumed Liabilities (which instruments shall be in form and substance reasonably satisfactory to Safety-Kleen and its special counsel);

                    (iv) Each Minority Shareholder shall execute and deliver to Safety-Kleen and the Company a complete and unconditional mutual release in the form of Exhibit B attached hereto (each, a " Minority Shareholder Release") and a complete and unconditional release of employment related claims, in form reasonably acceptable to Safety-Kleen and the Company (each, an "Employment Release"); provided, however, that Minority Shareholders Jess F. Kraus, IV, Linda Allen, Christopher Kraus and Robert Ward shall have been given at least forty-five (45) days to consider the Employment Release, and that, in the event that each of these Minority Shareholders executes and delivers his or her Employment Release less than forty-five (45) days from the date he or she receives it (the "Consideration Period"), he or she acknowledges that he or she had sufficient time to consider the Employment Release, that he or she expressly, voluntarily and knowingly waives any additional time, and that his or her execution of the Employment Release at the Closing shall not operate, nor be construed, to nullify the Consideration Period;

                    (v) The Company shall execute and deliver to Safety-Kleen a complete and unconditional release in the form of Exhibit C attached hereto (the "Company Release");

                    (vi) Each Minority Shareholder shall execute and deliver to the Company his or her resignation from his or her position as an employee, officer and director of the Company, which resignation shall be effective at the Closing;

                    (vii) The Company shall execute and deliver to the Purchaser a bill of sale and assignment and such other instruments of assignment as are


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          required to transfer the Purchased Assets to the Purchaser (which instruments shall be in form and substance reasonably satisfactory to the Purchaser and its special counsel);

                    (viii) The Company and Safety-Kleen shall execute and deliver to each Minority Shareholder a Minority Shareholder Release;

                    (ix) The Company and Safety-Kleen shall execute and deliver to each other the Marketing Agreement;

                    (x) Each Minority Shareholder shall deliver to Safety-Kleen certificates representing the number of Minority Shares set forth opposite his or her name on Schedule 9B, each such certificate to be duly and validly endorsed in favor of Safety-Kleen or accompanied by a power of attorney duly and validly executed by such Minority Shareholder and otherwise sufficient to vest in Safety-Kleen good and marketable title to the Shares; and

                    (xi) Upon receipt of the funds specified in clause (i) of this Section 1F and upon execution and delivery of the Minority Shareholder Release and the Employment Release for each Minority Shareholder who has complied with his or her obligations under this Agreement and has satisfied his or her conditions to closing, Safety-Kleen shall deliver by wire transfer of immediately available funds to the account specified by such Minority Shareholder the amount set forth opposite such Minority Shareholder's name on Schedule 9B.

            1G. Additional Asset Purchase Price Pursuant to Strategic
Transaction.

                    (i) If, within one year after the Closing Date, the Purchaser or any stockholder of the Purchaser as of the Closing Date, or any Affiliate of the Purchaser or any stockholder of the Purchaser, engages in, or agrees to engage in, a Strategic Transaction, the Purchaser shall be obligated to pay to the Company in accordance with the terms of this Section 1G an additional amount in cash equal to 75.78% of the Value realized in such Strategic Transaction (the "Strategic Transaction Payment"). The Strategic Transaction Payment shall be additional consideration for the purchase of the Purchased Assets.

                    (ii) No later than 15 business days prior to the closing of any Strategic Transaction, the Purchaser shall deliver to the Company a notice describing the Strategic Transaction, and the Value to be received in such transaction, including all the information used to determine the Value. The Purchaser shall promptly deliver to the Company any information it reasonably requests in order to determine the Value realized from the Strategic Transaction. Concurrently with the closing of the Strategic Transaction, the Purchaser shall pay to the Company by wire transfer of


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          immediately available funds to an account designated by the Company an amount equal to 75.78% of the Value realized in such Strategic Transaction.

            1H. Allocation of Asset Purchase Price. The Asset Purchase Price shall be allocated among the Purchased Assets as set forth on the Asset Purchase Price Allocation Schedule, which shall be agreed to and attached prior to Closing as Schedule 1H hereto for all Tax and accounting purposes, and each of the Purchaser and the Company shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, or cause to be prepared and filed, its Tax Returns on a basis consistent with such allocation and (iv) take no position, or cause no position to be taken, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax, financial accounting or any other purposes, or otherwise.

     Section 2. Conditions of the Obligations of the Purchaser at the closing. The obligation of the Purchaser to consummate the Transactions at the Closing is subject to the satisfaction as of the Closing of the following conditions:

            2A. Representations and Warranties; Covenants. The representations and warranties contained in Sections 6 and 7 hereof that are not made as of a specific date and are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Sections 6 and 7 hereof that are not made as of a specific date and are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company and/or Safety-Kleen to the Purchaser pursuant to Section 5C below), and the Company and Safety-Kleen shall have performed in all material respects all of the covenants required to be performed by the Company and Safety-Kleen hereunder prior to the Closing.

            2B. Entry of Sale Approval Order. The Bankruptcy Court shall have entered the Sale Approval Order, and it shall have become a Final Order.

            2C. Governmental Consents and Approvals. The Parties shall have received or obtained all material governmental and regulatory consents and approvals, if any, that are necessary for the consummation of the Transaction (collectively, the "Governmental Approvals").

            2D. Litigation. No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the Transaction, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

            2E. Filings. The Company shall have made all material filings required to be made by the Company and shall have obtained all material permits and other authorizations


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required to be obtained by the Company under all applicable laws to consummate the Transaction in compliance with such laws.

            2F. Closing Documents. At the Closing, all of the following documents shall have been delivered to the Purchaser:

                    (i) a certificate of an officer of the Company, dated the Closing Date, stating that the conditions specified in Paragraphs 2A through 2E, inclusive, have been satisfied;

                    (ii) certified copies of the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the sale of the Purchased Assets and the other transactions contemplated hereby and thereby, and ratifying the actions of the Company's officers taken in furtherance of such resolutions, and affirming, ratifying and approving past actions taken in good faith by the Company's officers;

                    (iii) copies of all Governmental Approvals it obtained, if any;

                    (iv) a good standing certificate of the Company from its jurisdiction of incorporation, dated as of a recent date prior to the Closing Date;

                    (v) a certificate of an officer of Safety-Kleen, dated the Closing Date, stating that the condition specified in Paragraph 2A (solely with respect to the representation and warranty in Paragraph
          7D) has been satisfied;

                    (vi) Uniform Commercial Code Termination Statements (Form UCC-3) executed by any Person who has filed a Uniform Commercial Code Financing Statement (Form UCC-1) (which has not expired or been terminated) with respect to any of the Purchased Assets to secure the payment of an Excluded Liability; and

                    (vii) all documents and items deliverable by the Company to the Purchaser at the Closing pursuant to Section 1F.

            2G. LES Guarantee Release. The Purchaser shall have received a release related to the LES Guarantee, executed by Toronto Dominion, in form and substance acceptable to Purchaser in its reasonable discretion.

            2H. No Material Adverse Change. Since the date hereof, there shall have been no Material Adverse Change.


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            2I. Marketing Agreement. The Purchaser and Safety-Kleen shall have executed and delivered a marketing agreement, dated as of the Closing Date, reasonably acceptable to both the Purchaser and Safety-Kleen pursuant to which Safety-Kleen will market certain of the Purchaser's services ("Marketing Agreement").

            2J. Financing. The Purchaser shall have obtained sufficient funds to pay the cash portion of the Asset Purchase Price.

            2K. Waiver. Any condition specified in this Section 2 may be waived if consented to in writing by the Purchaser.

     Section 3. Conditions of the Obligations of the Company at the closing. The obligation of the Company to consummate the Transactions is subject to the satisfaction as of the Closing of the following conditions:

            3A. Representations and Warranties; Covenants. The representations and warranties contained in Sections 8 and 9 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Purchaser or the Minority Shareholders pursuant to Section 5C below), and the Purchaser and the Minority Shareholders shall have performed in all material respects all of the covenants required to be performed by the Purchaser and the Minority Shareholders hereunder prior to the Closing.

            3B. Governmental Consents and Approvals. The Parties shall have received or obtained all material Governmental Approvals that are required for the consummation of the Transaction.

            3C. Sale Approval Order. The Bankruptcy Court shall have entered the Sale Approval Order, and it shall have become a Final Order.

            3D. Litigation. No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

            3E. Closing Documents. At the Closing, the Purchaser and the Minority Shareholders, as applicable, shall have delivered to the Company all of the following documents:

                    (i) a certificate of an officer of the Purchaser, dated the Closing Date, stating that the conditions specified in Paragraphs 3A through 3D, inclusive, have been satisfied;

                    (ii) certified copies of the resolutions duly adopted by the Purchaser's board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the other agreements


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          contemplated hereby, and the purchase of the Purchased Assets and assumption of the Assumed Liabilities and the other transactions contemplated hereby and thereby;

                    (iii) copies of all Governmental Approvals;

                    (iv) good standing certificates of the Purchaser from its jurisdiction of incorporation and from the State of California, in each case, dated as of a recent date prior to the Closing Date; and

                    (v) all documents and items deliverable to the Company by the Purchaser or the Minority Shareholders at the Closing pursuant to
          Section 1F.

            3F. Waiver. Any condition specified in this Section 3 may be waived if consented to in writing by the Company and Safety-Kleen. The Company may waive compliance by the Minority Shareholders with the covenants to be performed by them at or prior to the Closing and consummate the sale of the Purchased Assets without prejudice to the rights of Safety-Kleen not to consummate the purchase of the Minority Shares in accordance with the terms of this Agreement.

     Section 4. Conditions of the Obligations of Safety-Kleen at the Closing. The obligation of Safety-Kleen to consummate the Transactions is subject to the satisfaction as of the Closing of the following conditions:

           4A. Representations and Warranties; Covenants. The representations and warranties contained in Section 9 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Minority Shareholders pursuant to Section 5C below), and the Company and the Minority Shareholders shall have performed in all material respects all of the covenants required to be performed by the Company and the Minority Shareholders hereunder prior to the Closing.

            4B. Closing Documents. At the Closing, each Minority Shareholder shall have delivered to Safety-Kleen all of the following documents:

                    (i) A certificate signed by such Minority Shareholder, dated the Closing Date stating that the conditions specified in Paragraph 4A have been satisfied; and

                    (ii) All documents and items deliverable to Safety-Kleen or the Company by such Minority Shareholder.

            4C. Marketing Agreement. The Purchaser and Safety-Kleen shall have executed and delivered the Marketing Agreement.


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            4D. Waiver. Notwithstanding any waiver by the Company of a condition to be fulfilled by a Minority Shareholder, Safety-Kleen may elect not to consummate the purchase of any Minority Shares from a Minority Shareholder who doesn't fulfill its conditions to closing.

     Section 5. Pre-Closing Covenants and Agreements. Each of the Parties agrees as follows with respect to the period between the date of this Agreement and the Closing:

            5A. General. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Sections 2, 3 and 4 above). Subject to satisfaction or waiver of the conditions set forth in Sections 2, 3 and 4 above, at the Closing, the applicable Parties shall execute and deliver the agreements and instruments contemplated hereby to be executed and delivered at the Closing.

            5B. Governmental Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use commercially reasonable efforts to obtain, any authorizations, consents and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement. The Company and Safety-Kleen shall file all applicable motions with the Bankruptcy Court they deem necessary or desirable to obtain the Sale Approval Order and shall use their commercially reasonable efforts to obtain the Sale Approval Order in a timely fashion.

            5C. Notice of Material Developments. Each Party shall give prompt written notice to the other Parties of (i) any variances in any of its representations or warranties contained in Sections 6, 7, 8 or 9 below, as the case may be, (ii) any breach of any covenant hereunder by such Party and (iii) any other material development affecting the ability of such Party to consummate the Transaction.

            5D. Access. Between the date of this Agreement and the Closing, the Company shall (i) afford the Purchaser and its authorized representatives reasonable access to all books, records, offices and other facilities of the Company and (ii) permit the Purchaser to make such inspections and to make copies of such books and records as it may reasonably require. The Purchaser and its authorized representatives shall conduct all such inspections in a manner that limits disruptions to the business and operations of the Company.

            5E. Funding Commitments. The Purchaser shall regularly keep the Company and Safety-Kleen advised of the status of discussions with, and identity of, its financing sources.

            5F. Assignment of Safety-Kleen Leases. Subject to (a) obtaining any requisite consents, (b) obtaining a release of Safety-Kleen from its obligations, and (c) the Purchaser providing any requisite cure payments and assurances of adequate performance, Safety-Kleen shall use commercially reasonable efforts to assign to the Purchaser those leases listed on Schedule 5F attached hereto.


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


            5G. Transfer of Shares. Each Minority Shareholder shall neither agree to nor sell, transfer, or otherwise dispose of his or her Minority Shares, or any interest therein, other than pursuant to this Agreement.

     Section 6. Representations and Warranties of the Company. As a material inducement to the Purchaser to enter into this Agreement and purchase the Purchased Assets hereunder, the Company hereby represents and warrants to the Purchaser as follows:

            6A. Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company possesses all requisite corporate power and authority necessary to carry out the Transactions.

            6B. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is a party and the fulfillment of and compliance with the respective terms hereof (including the sale of the Purchased Assets hereunder) and thereof by the Company have been duly authorized by the Company and by its stockholders. Subject only to the Sale Approval Order, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

           6 C. Assets.

                    (i) The Company has good title to, or a valid leasehold or license interest in, all of the Purchased Assets, and at the Closing, the Company will transfer to the Purchaser good title to, or a valid leasehold or license interest in, all of the Purchased Assets, sufficient for Purchaser's operation of the Business as conducted by the Company immediately prior to the Closing, free and clear of all Excluded Liabilities and Liens associated therewith.

                    (ii) At the Closing, the Company will transfer to the Purchaser all of its right, title and interest in and to the Purchased Assets, free and clear of all Excluded Liabilities and Liens associated therewith.

            6D. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Company's knowledge, threatened in writing against or affecting the Company in which it is sought to restrain or prohibit the transactions contemplated hereby.

     Section 7. REPRESENTATIONS AND WARRANTIES OF SAFETY-KLEEN. As a material inducement to the Purchaser to enter into this Agreement and purchase the Purchased Assets hereunder, Safety-Kleen hereby represents and warrants to the Purchaser as follows:


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


            7A. Capacity; Power and Authority. Safety-Kleen is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Safety-Kleen possesses all requisite power and authority necessary to carry out the Transaction.

            7B. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Safety-Kleen is a party and the fulfillment of and compliance with the respective terms hereof (including the sale of the Purchased Assets hereunder) and thereof by the Safety-Kleen have been duly authorized by Safety-Kleen. Subject only to the Sale Approval Order, this Agreement constitutes a valid and binding obligation of Safety-Kleen, enforceable against Safety-Kleen in accordance with its terms.

            7C. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Safety-Kleen's knowledge, threatened in writing against or affecting Safety-Kleen in which it is sought to restrain or prohibit with the Transaction.

            7D. No Knowledge of Other Excluded Liabilities. Other than the LES Guarantee or as disclosed to the Purchaser, to the actual knowledge of the officer of Safety-Kleen executing the certificate required in Section 2F(v), no Company liabilities of the type described in Paragraph 1C(v) exist.

     Section 8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. As a material inducement to the Company and Safety-Kleen to enter into this Agreement and take the actions set forth in Section 1, the Purchaser hereby represents and warrants to the Company and Safety-Kleen as follows:

            8A. Organization, Power and Authority.The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser possesses all requisite power and authority necessary to carry out the Transaction.

           8B. Authorization; Enforceability. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby (including without limitation, the Secured Note and each other agreement contemplated thereby) to which the Purchaser is a party have been duly authorized by the Purchaser and by its stockholders. Subject only to the Sale Approval Order, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            8C. Availability of Funds. The Purchaser will at the Closing have sufficient immediately available funds, in cash, to pay the Asset Purchase Price (less the amount of the Secured Note) and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

            8D. Investigation by the Purchaser; Company's Liability. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by the Purchaser and its Affiliates and, to the extent the Purchaser deemed appropriate, by the Purchaser's representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Company or Safety-Kleen, or any of the agents, Affiliates or representatives (except the specific representations and warranties set forth in Sections 6 and 7 of this Agreement), and the Purchaser:

                    (i) represents and warrants that it is not aware of any breach of the Company's representations and warranties contained in
          Section 6 of this Agreement;

                    (ii) acknowledges that none of the Company, Safety-Kleen, any of their respective Affiliates or any of their or their Affiliates' respective directors, officers, shareholders, employees, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives; and

                    (iii) agrees, to the fullest extent permitted by law, that none of the Company, Safety-Kleen, any of their respective Affiliates or any of their or their Affiliates' respective directors, officers, employees, shareholders, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents, representatives or lenders on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, advisors, agents, representatives or lenders (or any omissions therefrom), except that the foregoing clauses (ii) and (iii) shall not apply to the Company or Safety-Kleen insofar as it makes specific representations and warranties set forth in Sections 6 or 7 of this Agreement, but always subject to the limitations and restrictions contained in Section 13.

            8E. Solvency. The Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to the Purchaser or any of its property under any law relating to bankruptcy or insolvency, nor has any such petition been filed against the Purchaser. No general assignment of the Purchaser's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for the Purchaser or any of its property. The Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render the Purchaser insolvent.

     Section 9. Representations and Warranties of the Minority Shareholders. As a material inducement to the Company and Safety-Kleen to enter into this Agreement, each of the Minority Shareholders hereby represents and warrants to the Company and Safety-Kleen as follows:

            9A. Legal Power; Authorization; Enforceability. Such Minority Shareholder is competent and has all requisite power and authority necessary to execute and deliver this Agreement and all of the other Agreements and instruments contemplated to be executed or delivered by such Minority Shareholder. The execution, delivery and performance of this Agreement and all other agreements contemplated to be executed or delivered by such Minority Shareholder have been duly authorized by such Minority Shareholder. This Agreement and all other agreements contemplated to be executed or delivered by such Minority Shareholder, when executed and delivered by such Minority Stockholder in accordance with the terms hereof and thereof, shall constitute valid and binding obligations of such Minority Shareholder, enforceable in accordance with their respective terms.

            9B. Title to Minority Shares. Such Minority Shareholder holds of record and owns beneficially the number of Minority Shares set forth opposite such Minority Shareholder's name in Schedule 9B hereto, free and clear of any restrictions on transfer, claims, liens, encumbrances, security agreements, equities, options, charges, restrictions, or other adverse interests. Such Minority Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Minority Shareholder to sell, transfer, or otherwise dispose of the Minority Shares. Such Minority Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of his or her Minority Shares.

            The certificates evidencing such Minority Shareholder's Minority Shares, and any stock powers, endorsements, assignments and other instruments executed and delivered by such Minority Shareholder, are valid and binding obligations of such Minority Shareholder, enforceable in accordance with their respective terms, and will effectively vest in Safety-Kleen good, valid and marketable title to all the Shares to be transferred to Safety-Kleen by such Minority Shareholder pursuant to and as contemplated by this Agreement, free and clear of all restrictions on transfer (other than restrictions on transfer under the Shareholders Agreement, the Securities Act and state securities laws), claims, liens, encumbrances, security agreements, equities, options, charges, restrictions, or other adverse interests.

            9C. Age; Date of Birth. Such Minority Shareholder represents and warrants that his or her age and date of birth is as set forth opposite his or her name on Schedule 9B.

            9D. Payroll Taxes. To the best knowledge and belief of Jess F. Kraus IV and Robert M. Ward:

                    (i) the Company has filed all Tax Returns and has paid all Taxes required to be filed or paid regarding payroll or employment Taxes, and is current in all its obligations to make deposits with regard thereto;

                    (ii) the Company's capitalization is as set forth on
          Schedule 9B and no Person has any right to acquire any capital stock of the Company, whether pursuant to any option, warrant, convertible security or otherwise; and

                    (iii) other than as set forth in Schedule 11, there are no employee benefit plans of any kind maintained by the Company or for the benefit of the Company's employees.

     Section 10. POST-CLOSING COVENANTS AND OTHER AGREEMENTS.


            10A. Press Release and Announcements. Unless required by law (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released prior to the Closing without the prior written consent of the Parties.

            10B. Trade Names of the Business. Except as is expressly provided for in the Marketing Agreement, neither the Company nor Safety-Kleen shall use, or permit any of their Affiliates to use, the names, trade names, trademarks or service marks set forth on Schedule 10B hereto, or any names confusingly similar thereto in any manner or at any place. Within ten business days after the Closing, the Company shall change its name accordingly. Except as is expressly provided for in the Marketing Agreement, the Purchaser shall not use, and shall not permit any of its Affiliates to use, the names, trade names, trademarks or service marks of Safety-Kleen or any of its Affiliates (other than those set forth on Schedule 10B), or any names confusingly similar thereto in any manner or at any place.

            10C. Employment Offers. The Purchaser shall offer employment to each of the individuals employed by the Company, effective as of the Closing Date; provided, however, that this Section 10C shall not restrict the Purchaser from subsequently terminating or modifying the terms and conditions of employment of any such individual employee who accepts employment with the Purchaser (each such employee, a "Transferred Employee"). The Purchaser shall indemnify and hold harmless the Company, Safety-Kleen, and their Affiliates from and against any and all claims, losses, damages, expenses, obligations and liabilities (including cost of collection, attorneys' fees and other costs of defense) relating to each Transferred Employee, whether arising prior to, on, or after the Closing Date. Where an employee of the Company does not accept the Purchaser's offer of employment (each such employee, a "Non-Transferred Employee"), the Purchaser shall be responsible for, and indemnify the Company, Safety-Kleen and their Affiliates in connection with, any and all costs arising from such Non-Transferred Employee's termination of employment from the Company, including final wages, vacation pay, severance costs and related payments, and COBRA continuation coverage.

            10D. Company Plans. Effective as of the Closing Date, the Purchaser shall assume sponsorship of all Company Plans and the Parties shall take such steps as may be necessary or appropriate to effect the transfer of sponsorship of the Company Plans from the Company to the Purchaser. The Purchaser shall recognize all service with the Company by each Transferred Employee for purposes of vesting, eligibility and accrual of benefits under the Company Plans, any pension, welfare benefit or similar plan, arrangement, contract or policy established, maintained or contributed to by the Purchaser for the benefit of such employees, including those relating to severance and flexible time off, vacation time, sick time, and personal or family leave. The Purchaser shall recognize, honor, and assume liability for each such Transferred Employee's accrued, but unused, vacation and sick time with the Company which has accrued as of the Closing Date.

            10E. Intellectual Property Rights Protection. The Company and Safety-Kleen shall provide, at the Purchaser's sole cost and expense, the Purchaser and its legal representatives reasonable cooperation and assistance in the protection of all Intellectual Property Rights included amongst the Purchased Assets against any claims or demands of invalidity or unenforceability, and in the prosecution or defense of any interference, opposition, reexamination, reissue, infringement or other proceeding that may arise in connection with the Purchaser's right, title and interest in and to such Intellectual Property Rights, including execution and delivery of any and all affidavits, testimonies, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required.

            10F. WARN Act Indemnification. The Purchaser shall indemnify and hold harmless the Company, Safety-Kleen and their Affiliates from and against any and all claims, losses, damages, expenses, obligation and liabilities (including cost of collection, attorneys' fees and other costs of defense) which the Company, Safety-Kleen and/or their Affiliates may incur in connection with any suit or claim or violation brought against the Company, Safety-Kleen and/or their Affiliates under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. ss. 2101 et seq. ("WARN Act") or any similar national, state, or local law solely with respect to actions taken by the Company prior to or upon the Closing or the Purchaser following the Closing.

            10G. Filing of Employee W-2 Statements. On or after the Closing Date, the Company shall transfer to the Purchaser any records (including, but not limited to, Internal Revenue Service Forms W-4 and California Employee Withholding Allowance Certificates) relating to withholding and payment of Federal, state, and local income, disability, unemployment, FICA and similar taxes ("Payroll Taxes") with respect to wages paid by the Company during the 2002 calendar year to each Transferred Employee in accordance with Revenue Procedure 96-60 and comparable state and local payroll tax laws. The Purchaser agrees to provide each Transferred Employee with Forms W-2 and wage and Tax statements for the 2002 calendar year setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, each Transferred Employee for the 2002 calendar year by the Company and the Purchaser as predecessor and successor employers, respectively, as defined in Rev. Proc. 96-60, and the Company agrees to fully cooperate with the Purchaser in connection therewith.

            10H. Preparation and Filing of Tax Returns; Payment of Taxes.

                    (i) Except as provided in Section 10H(ii) below, to the extent not filed prior to the Closing Date, the Purchaser shall prepare (or cause to be prepared), at its own cost and expense, all Tax Returns required to be filed by or with respect to the Company. Not less than fifteen (15) business days prior to the date on which each such Tax Return is due to be filed (taking into account any applicable extensions), the Purchaser shall deliver a draft of each such Tax Return to Safety-Kleen for its review and consent, which consent will not be unreasonably withheld. Except as provided in
          Section 10H(ii) below, and subject to the preceding sentence, the Purchaser shall timely file (or cause to be timely filed) each such Tax Return and shall timely pay any amount due with each such Tax Return to the appropriate Taxing Authority.

                    (ii) Either Safety-Kleen or the Company shall prepare (or cause to be prepared), at its own cost and expense, all Tax Returns of the Company for which the Purchaser has not assumed liability for Taxes pursuant to Section 1C. Safety-Kleen or the Company shall pay or cause the appropriate Person to pay all Taxes shown on such Tax Returns as due and payable.

                    (iii) Upon written request from Safety-Kleen containing sufficient information upon which the computation is based for Purchaser to properly evaluate the amount, Purchaser shall promptly pay to Safety-Kleen an amount equal to the amount Purchaser would have been required to pay if all the state income and franchise Taxes attributable to the Company, other than California income and California franchise Taxes, were Assumed Liabilities, but not to exceed $75,000 in the aggregate.

            10I. Transfer Taxes. The Purchaser shall pay all sales, use, transfer gains, transfer, conveyance, filing, recording, ad valorem and other similar Taxes which may be payable in connection with the Transaction. The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns and other documentation required with respect to such Taxes and, if required by applicable law, the Company shall join in the execution of any such Tax Returns and other documentation as reasonably requested by the Purchaser. The Purchaser shall not withhold any amount from the Asset Purchase Price in connection with any liability for such Taxes. The Purchaser shall indemnify and hold harmless the Company from and against any liability resulting from the Purchaser's failure to pay any Taxes or fees which the Purchaser is required to pay pursuant to this Section 10I or the Purchaser's failure to timely file required reports or Tax Returns in connection therewith. Each Minority Shareholder shall pay all taxes, if any, imposed on or in connection with the purchase, sale or transfer of his or her Minority Shares at the time such taxes are due.

            10J. Access to Books and Records. On and after the Closing Date, the Purchaser, the Company and Safety-Kleen will cooperate with each other and will permit each other and their representatives during normal business hours to have reasonable access to and examine and make copies of any files, books or records (including correspondence, memoranda, books of account and the like) relating to the activities, transactions and events of the Company prior to the Closing that are in such party's possession to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, each of Safety-Kleen, the Purchaser and the Company agrees to retain and not to destroy any files, books or records relating to activities of the Company prior to the Closing without giving reasonable notice to the others and within 30 days of receipt of such notice, any noticed party may request, and the party giving notice shall cause to be delivered to it the files, books or records intended to be destroyed, at the expense of the requesting party.

            10K. Restriction on Use of Competitively Sensitive Information.

                    (i) As a material inducement to Purchaser to enter into this Agreement and so that Purchaser's reasonable expectations with respect to its business reputation, relations with customers, suppliers, referral sources and business prospects will not be materially impaired, the Company and Safety-Kleen covenant and agree that for a period of thirty-six (36) months subsequent to the Closing (the "Restrictive Period"), and except as otherwise permitted by the Marketing Agreement, neither the Company, Safety-Kleen nor any entity controlled by Safety-Kleen Corp., a Delaware corporation (including the emerging entities under a Plan of Reorganization for Safety-Kleen) (each, a "Restricted Person") shall:

                    (a) engage in any business activity that directly competes with any part of the Company Business (I) over the internet or through other telephonic, electronic or data transmission media; or
            (II) by any means in any state or province in the United States or Canada in which the Company engages in the Company Business immediately prior to the Closing;

                    (b) intentionally induce a customer of 3E as of the date
            hereof to reduce the number of service orders that such customer places with the Purchaser for services within the definition of Company Business; or

                    (c) (use or disclose or authorize the use or disclosure of any trade secrets of Purchaser.

                       For the avoidance of doubt, the covenants in clauses (a)
            and (b) above shall not be applicable to any Person (other than a Restricted Person) that acquires any of the assets, operations or stock of a Restricted Person (each such Person, an "Acquirer"). Notwithstanding anything to the contrary in this Agreement, the covenants in clauses (a) and (b) above shall terminate as to a Restricted Person if, and at such time as, an Acquirer acquires control of such Restricted Person; provided, that if an Acquirer acquires control of a Restricted Person prior to the first anniversary of the Closing Date, such covenants shall terminate on the first anniversary of the Closing Date with respect to such Restricted Person.

                    (ii) The Company and Safety-Kleen acknowledge the trade secrets and the goodwill of the Company are vital to the value of the assets purchased by Purchaser, including without limitation, the customers, suppliers and referral sources of Company, and accordingly, that the restrictive covenants above are fair, reasonable and necessary to protect and maintain the goodwill of Purchaser. The Company and Safety-Kleen acknowledge and agree that the remedy at law for any breach of these covenants by Company or Safety-Kleen will be inadequate and Purchaser shall, in addition to all other available remedies be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

                    (iii) If the covenants contained in this Paragraph 10K are construed to be invalid or unenforceable, in whole or in part, by an arbitrator or court of competent jurisdiction, such determination shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions. If the covenants contained in this Paragraph 10K are construed to be invalid or unenforceable, in whole or in part, because of the duration of such provision or the geographic area covered thereby, the parties agree that the arbitrator or court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall then be enforceable.

            10L. Insurance. Upon written request from Safety-Kleen containing sufficient information upon which the computation is based for Purchaser to properly evaluate the amount, Purchaser shall promptly pay Purchaser's Deductible Share to Safety-Kleen.

            10M. Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the provisions of this Agreement and the documents referred to in this Agreement.

     Section 11. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

            "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

            "Agreement" shall have the meaning ascribed to it in the Preamble.

            "Amended and Restated Credit Agreement" shall have the meaning ascribed to it in Section 1C(v).

            "Asset Purchase Price" shall have the meaning ascribed to it in
Section 1E(i).

            "Assumed Liabilities" means all Liabilities relating to agreements, facts, conduct, conditions or circumstances in existence on or before the Closing Date other than the Excluded Liabilities.

            "Bankruptcy Case" shall have the meaning ascribed to it in the Recitals.

            "Bankruptcy Code" means Title 11 and applicable portions of Titles 18 and 28 of the United States Code, as amended from time to time.

            "Bankruptcy Court" shall have the meaning ascribed to it in the Recitals.

            "Business" shall have the meaning ascribed to it in the Recitals.

            "Closing" shall have the meaning ascribed to it in Section 1F.

            "Closing Date" shall have the meaning ascribed to it in Section 1F.

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any successor thereto.

            "Company" shall have the meaning ascribed to it in the Preamble.

            "Company Business" means providing informational services related to: (i) MSDS management and distribution; (ii) live and interactive internet computer based training services related to hazardous material; and (iii) live and interactive internet assistance related to the proper packaging and shipment procedures for hazardous materials (excluding hazardous waste).

            "Company Plans" means the employee benefit plans and programs set forth on the attached "Schedule of Company Plans."

            "Company Release" shall have the meaning ascribed to it in Section 1F(vi).

            "Company Stock" shall have the meaning ascribed to it in the Recitals.

            "Consideration Period" shall have the meaning ascribed to it in
Section 1F.

            "Damages" means all losses, liabilities, damages, judgments, settlements, Taxes and expenses (including reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same).

            "Employment Release" shall have the meaning ascribed to it in
Section 1F(v).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto.

            "ERISA Liabilities" means all Liabilities arising under Title IV of ERISA or COBRA by reason of the Company and Safety-Kleen or any of Safety-Kleen's current or former Affiliates being deemed a "single employer" within the meaning of Section 4001(b) of ERISA, but not including for this purpose any Liabilities under the Company Plans or COBRA obligations assumed by the Purchaser pursuant to Paragraph 10C.

            "Excluded Assets" means: (i) income Tax refunds, Tax attributes, Tax Returns and records relating to Taxes of the Company (except for the foregoing items to the extent they are associated with Assumed Liabilities); (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating solely to the organization, maintenance and existence of the Company as a corporation; (iii) any rights of the Company under this Agreement (or under any amendment hereto or side agreement between the Company, on the one hand, and the Purchaser, on the other hand, entered into on or after the date of this Agreement); and (iv) any equity or ownership interest in any other entity that could constitute "control" for any purposes.

            "Excluded Liabilities" shall have the meaning ascribed to it in
Section 1C.

            "Financing Commitments" shall have the meaning ascribed to it in
Section 8D.

            "Final Order" means a Sale Approval Order which (a) has not been reversed or stayed and as to which the time to appeal has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or
(b) with respect to which any appeal has been finally decided and no further appeal or petition for certiorari can be taken or granted.

            "GAAP" means United States generally accepted accounting principles.

            "Governmental Approvals" shall have the meaning ascribed to it in
Section 2C.

            "indemnified party" shall have the meaning ascribed to it in Section 13G.

            "indemnifying party" shall have the meaning ascribed to it in
Section 13G.

            "Insured Claim" means any post-Closing Date claim made on or asserted against the Company based on the occurrence of an event prior to the Closing Date which, if all insurance policies held by Safety-Kleen or any of its Affiliates as of July 1, 2002, remained in force, are determined by the relevant insurance provider to be a covered loss on the date the claim is made or asserted. If the relevant insurance provider's initial determination is that the claim would not be a covered loss, then Safety-Kleen shall cooperate with the Purchaser, at Purchaser's sole cost, in submitting information and discussing the claim with the relevant insurance provider, who may then change its initial determination.

            "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names (including "3E," "3E, Inc." and "3E Company") and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

            "LES Guarantee" shall have the meaning ascribed to it in Section 1C(v).

            "Liabilities" means all of the Company's liabilities, mortgages, indentures, claims, Liens, expenses and obligations, whether actual or contingent, accrued or unaccrued, matured or unmatured.

            "Lien" or "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

            "Marketing Agreement" shall have the meaning ascribed to it in
Section 2I.

            "Material Adverse Change" means the death or total disability of Jess Kraus or Rob Ward or any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company; provided, however, that the effects of changes that are generally applicable to
(a) the industries and markets in which the Company operates, (b) the United States economy or (c) the United States securities markets shall be excluded from the determination of Material Adverse Change.

            "Minority Shareholders" means Jess F. Kraus, IV, Linda Allen, Christopher Kraus, Robert M. Ward and Jeremy Kisner.

            "Minority Shareholder Release" shall have the meaning ascribed to it in Section 1F(v).

            "Minority Shares" shall have the meaning ascribed to it in the Recitals.

            "Non-Transferred Employee" shall have the meaning ascribed to it in
Section 10C.

            "Notice of Claim" shall have the meaning ascribed to it in Section 13G.

            "Party" or "Parties" shall have the meaning ascribed to it in the Preamble.

            "Payroll Taxes" shall have the meaning ascribed to it in Section
10G.

            "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            "Purchased Assets" means all assets and rights of the Company as of the Closing (other than the Excluded Assets) (whether tangible or intangible, personal or real, and wherever located), including (for the avoidance of doubt) the following:

                        (i) the lease of real property at 1905 Aston Avenue,
            Carlsbad, California (the "Business Real Property");

                        (ii) all equipment and furniture;

                        (iii) all inventories;

                        (iv) all cash and cash equivalents;

                        (v) all trade and other accounts receivable and all
            prepaid expenses;

                        (vi) all rights existing under Company contracts;

                        (vii) all deposits (x) made by the Company (i) with
            respect to the Business Real Property and (ii) to vendors and (y) all deposits made to the Company by its customers and/or clients;

                        (viii) all books, records, ledgers, files, documents,
            correspondence, lists, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials;

                        (ix) all Intellectual Property Rights, including
            trademarks, trade names, trade secrets, confidential information, know-how and inventions, computer software, goodwill, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under applicable law; and

                        (x) all permits, licenses, certifications and approvals
            from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies ("Permits").

provided, however, that the Purchased Assets shall not include any Excluded Assets.


            "Purchaser" shall have the meaning ascribed to it in the Preamble.

            "Purchaser's Deductible Share" means, with respect to each unique policy each time recovery in respect of an Insured Claim is made, an amount equal to the lesser of:

                        (i) the actual costs (inclusive of any deductibles)
            incurred by Safety-Kleen and any of its Affiliates with respect to such Insured Claim; or

                        (ii) if the deductible relating to said Insured Claim is
            or would have been:

                             (a) $50,000 or less, the entire deductible;

                             (b) greater than $50,000 but less than or equal to
            $200,000, $50,000 plus 50% of the deductible in excess of $50,000;
            and

                             (c) greater than $200,000, $100,000 plus 50% of the
            deductible in excess of $200,000.

            "Sale Approval Order" means an order entered by the Bankruptcy Court after a hearing conducted with notice given in accordance with law, which order shall be substantially in the form of Exhibit D attached hereto.

            "Secured Note" shall have the meaning ascribed to it in Section
1E(i).

            "Shareholders Agreement" means the agreement entered into by the Minority Shareholders and the Company on May 22, 1996, as amended on October 14, 1997 and November 4, 1999.

            "Stock Purchase Price" shall have the meaning ascribed to it in
Section 1E(ii).

            "Strategic Transaction" means any sale, transfer or other disposition of more than 25% of the assets (determined by value) or operations of the Purchaser, or any sale, transfer or other disposition of the Purchaser's equity securities by the holders thereof that represent a 50% or greater interest (by vote or value) in the Purchaser, whether directly or indirectly, whether through a merger, consolidation, sale or exchange of shares, sale of assets, business combination, joint venture, recapitalization, restructuring or otherwise, and whether in a single transaction or series of transactions.

            "Strategic Transaction Payment" shall have the meaning ascribed to it in Section 1G(i).

            "Tax" or "Taxes" means (i) federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not, and (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

            "Taxing Authority" means any governmental entity responsible for the imposition or collection of any Taxes.

            "Tax Returns" means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

            "Transferred Employee" shall have the meaning ascribed to it in
Section 10C.

            "Transaction" shall have the meaning ascribed to it in the Recitals.

            "Value" means, with respect to any Strategic Transaction, the excess of the aggregate amount of cash paid or payable, directly or indirectly, in such Strategic Transaction, the fair market value of any securities or other property received as consideration in such Strategic Transaction plus the amount of any liabilities assumed, repaid or taken subject to in such Strategic Transaction, in each case, net of reasonable and documented out of pocket costs incurred by the transferor over the value of such assets as set forth on Schedule 1H hereto, in the case of the Purchaser, or the purchase price paid by a stockholder for the stock disposed of, as applicable.

            "WARN Act" shall have the meaning ascribed to it in Section 10F.

     Section 12. TERMINATION.

            12A. Conditions of Termination. This Agreement may be terminated at any time prior to the Closing:


                    (i) by the mutual written consent of the Company, Safety-Kleen and the Purchaser;

                    (ii) by the Purchaser if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Company or Safety-Kleen in the representations and warranties or covenants set forth in this Agreement, which in the case of any breach of covenant has not been cured within ten days after written notification thereof by the Purchaser to the Company and Safety-Kleen;

                    (iii) by the Company or Safety-Kleen if there has been a material misrepresentation, material breach of warranty or material breach of covenant by the Purchaser in the representations and warranties or covenants set forth in this Agreement, which in the case of any breach of covenant has not been cured within ten days after written notification thereof by the Company or Safety-Kleen to the Purchaser;

                    (iv) by the Company or Safety-Kleen if there has been a material misrepresentation, material breach of warranty or material breach of covenant by a Minority Shareholder in the representations and warranties or covenants set forth in this Agreement, which in the case of any breach of covenant has not been cured within ten days after written notification thereof by the Company or Safety-Kleen to the Minority Shareholder;

                    (v) by the Purchaser if (A) the Sale Approval Order shall not have been entered on or before August 30, 2002 or (B) the Sale Approval Order shall not have become a Final Order on or before September 10, 2002;

                    (vi) by the Purchaser, the Company or Safety-Kleen if the Closing shall not have occurred by September 23, 2002; or

                    (vii) by Safety-Kleen, in its sole discretion;

provided that the Party or Parties electing termination pursuant to clause (vi) of this Section 12A is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In the event of termination by any Party or Parties pursuant to this Section 12A, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other Parties.

          12B. Effect of Termination. In the event of termination of this Agreement by either the Purchaser or the Company and Safety-Kleen as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Sections 10A, 12A, 12B and 14 shall survive such termination indefinitely, and except that nothing in Section 12A or this Section 12B shall be deemed to release any Party from any liability for any breach of any representation, warranty or covenant in this Agreement by such Party prior to such termination or to impair the right of the Purchaser to compel specific performance by the Company of its obligations under this Agreement; provided, that the representations and warranties in Paragraph 6C(i) shall not survive any such termination and the Purchaser's sole and exclusive remedy for breach of such representations and warranties shall be termination of this Agreement subject to Paragraph 12A(ii).

Section 13.       INDEMNIFICATION.

           13A. Survival of Representations and Warranties. All representations, warranties, covenants, and obligations in this Agreement will survive until the third anniversary of the Closing Date; provided that the representations and warranties in Paragraph 6C(i) shall not survive and shall terminate upon the earlier to occur of (x) termination of this Agreement and (y) the Closing.

            13B. Indemnification by the Company and Safety-Kleen. Subject to the limitations set forth in this Section 13, the Company and Safety-Kleen, jointly and severally, will indemnify and hold harmless the Purchaser from and against any and all Damages arising from: (i) the Excluded Liabilities; (ii) any breach of any representation or warranty made by the Company in Section 6 of this Agreement or Safety-Kleen in Section 7 of this Agreement; and (iii) any breach by the Company or Safety-Kleen of any covenant or obligation of the Company or Safety-Kleen in this Agreement.

            13C. Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company and Safety-Kleen from and against any and all Damages arising from: (i) the Assumed Liabilities; (ii) Purchaser's Deductible Share for each Insured Claim; (iii) any breach of any representation or warranty made by the Purchaser in Section 8 of this Agreement; and (iv) any breach by the Purchaser of any covenant or obligation in this Agreement.

            13D. Indemnification by the Minority Shareholders. Subject to the limitations set forth in this Section 13, each Minority Shareholder, severally but not jointly, will indemnify and hold harmless Safety-Kleen from and against any and all Damages arising from: (i) any breach of any representation or warranty made by such Minority Shareholder in Section 9 of this Agreement; and
(ii) any breach by such Minority Shareholder of any covenant or obligation in this Agreement.

            13E. Limitations.

                    (i) The sole and exclusive remedy for indemnification claims in respect of matters addressed in clauses (ii) and (iii) of Section 13B (but for avoidance of doubt, not in respect of matters addressed in clause (i) of Section 13B) shall be set-off against amounts otherwise payable under the Secured Note, and the aggregate amount of Damages payable by the Company and Safety-Kleen shall be limited to the amount outstanding under the Secured Note.

                    (ii) The aggregate indemnification obligation of the Company and Safety-Kleen with respect to Excluded Liabilities described in
          Section 1C(v) shall not exceed $12,000,000, less the aggregate amount with respect to which the Purchaser has exercised the rights of set-off against the Secured Note pursuant to Section 13F.

                    (iii) Neither the Company nor Safety-Kleen shall be obligated to make any payment to the Purchaser unless and until the Purchaser's rights of set-off pursuant to Section 13F have been fully exhausted.

                    (iv) The indemnification obligations of the Minority Shareholders shall be limited to the price paid to each respective Minority Shareholder for his or her Minority Shares and shall not extend beyond three years after Closing.

(v) Except as provided in Sections 10H(iii) and 10L, and except for injunctive relief and specific performance, the sole and exclusive remedy for the breach of any of the representations, warranties and covenants in this Agreement shall be the indemnification rights under this Section 13.

(vi) Nothing in this Agreement shall prevent any Party from seeking specific performance or other equitable relief.

            13F. Right of Set-Off.


                    (i) Upon notice to the Company and Safety-Kleen specifying in reasonable detail the basis therefor, the Purchaser may set-off any amount to which it may be entitled under this Section 13, the Marketing Agreement or any other agreement pursuant to which the Purchaser performs services for Safety-Kleen, against amounts otherwise payable under the Secured Note.

                    (ii) Upon notice to the Purchaser specifying in reasonable detail the basis therefor, Safety-Kleen may set-off any amount to which it may be entitled under this Section 13 against amounts otherwise payable by Safety-Kleen or its Affiliates to the Purchaser under the Marketing Agreement or under any other agreement pursuant to which Safety-Kleen or its Affiliates then have a payment obligation to the Purchaser.

            13G. Procedure for Indemnification - Third Party Claims. Promptly after receipt by an indemnified party under Section 13B, 13C or 13D (an "indemnified party") of notice of commencement of any third-party claim that may give rise to an indemnification obligation under Section 13, such indemnified party will give notice to each party against whom indemnity may be sought (an "indemnifying party") in writing of the commencement of such claim together with the estimated amount of such claim (if known), and the indemnifying party or parties shall have the right to assume the defense (at the indemnifying party or parties' expense) of any such claim through counsel of the indemnifying party or parties own choosing by so notifying the indemnified party within 30 days of the first receipt by any indemnifying party of such notice from the indemnified party. Failure to give notice of commencement of a claim shall not affect the indemnification obligations hereunder except to the extent of actual prejudice. The indemnifying party or parties shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party or parties have not assumed the defense of any such third-party claim. If the indemnifying party or parties assume such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party or parties, it being understood that the indemnifying party or parties shall control such defense. Without the consent of the indemnified party, the indemnifying party or parties shall not consent to, and the indemnified party shall not be required to agree to, the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each indemnified party that is the subject of such third-party claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an indemnified party. If notice is given to an indemnifying party of the commencement of a claim and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such claim, the indemnifying party will be bound by any determination made in such claim or any compromise or settlement effected by the indemnified party.

          13H. Establishment and Contesting of Indemnification Liability. To be effective, any claim for indemnification by an indemnified party must be made by a written notice (a "Notice of Claim") to the indemnifying party or parties, given in accordance with the provisions of Section 14K hereof. Furthermore, any claim for indemnification by an indemnified party must be made by no later than the third anniversary of the Closing Date. If the indemnifying party or parties contest a Notice of Claim, the indemnified party and the indemnifying party or parties shall thereafter attempt in good faith to resolve their dispute by mutual agreement. If they are unable to so resolve their dispute, the indemnified party may pursue legal action. Upon final determination of the amount of the Damages that is the subject of an indemnification claim (whether such determination is the result of the indemnifying party's or parties' acceptance of a Notice of Claim, or a resolution of any dispute with respect thereto by agreement of the parties or otherwise), the indemnifying party or parties shall be obligated to pay the amount of such Damages to the Purchaser within five (5) business days of such final determination of the amount of the Damages due by the indemnifying party or parties. The Company and Safety-Kleen acknowledge and agree that nothing in that certain confidentiality agreement between Safety-Kleen on the one hand and the Purchaser and certain of the Minority Shareholders, on the other hand, shall prohibit Purchaser or a Minority Shareholder from disclosing said information to the entity adjudicating a dispute to the extent that such disclosure is necessary in connection with the attempted enforcement of the Purchaser's indemnification rights hereunder; provided, that the Purchaser or such Minority Shareholder, as the case may be, will furnish only that portion of the information which is necessary to be disclosed and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information; and provided, further, that disclosure in compliance with this paragraph will not relieve the Purchaser or such Minority Shareholder of any liability it may have for other disclosures not permitted hereby, and except as modified hereby, such confidentiality agreement shall remain in full force and effect. Purchaser shall cause Summit Accelerator Fund, L.P., and Mission Ventures to deliver at or prior to the Closing Date an acknowledgement in a form reasonably acceptable to Safety-Kleen that except as modified hereby, their respective confidentiality agreements shall remain in full force and effect.

            13I. Remedies. The Company and Safety-Kleen acknowledge and agree that the Purchaser would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Company and Safety-Kleen each agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Bankruptcy Court or the United States District Court for Delaware.

            13J. Tax Effect of Indemnification Payments. Except as provided in the following sentence, the Parties agree to cooperate and to characterize consistently with one another for all Tax purposes all indemnity payments made pursuant to this Agreement. In the event that the Parties do not agree upon the appropriate Tax characterization of any indemnity payment made pursuant to this Agreement, such payment shall be treated for all Tax purposes as an adjustment to the Purchase Price.

            13K. Effect of Bankruptcy Case. Sums payable by Safety-Kleen under this Section 13 shall be a post-petition claim and shall be treated as administrative expenses of Safety-Kleen pursuant to Sections 503(b) and 507(a) of the Bankruptcy Code during the pendency of the Bankruptcy Case. Should a claim under this Section 13 arise after the Bankruptcy Case is no longer pending for any reason, including without limitation the confirmation of a Chapter 11 Plan of Reorganization in the Bankruptcy Case, such a claim shall be assertable against the Company, Safety-Kleen and the emerging entities under a Plan of Reorganization for Safety-Kleen.

     Section 14. MISCELLANEOUS.

          14A. Fees and Expenses. The Purchaser shall pay all costs and fees incurred by the Escrow Agent. Each Party shall be responsible for its own fees and expenses (including, but not limited to legal fees and accounting fees); provided, that pursuant to Paragraph 1B, the Purchaser shall assume all of the Company's fees and expenses and provided, further that if this Agreement is entered into by all Parties on or prior to August 27, 2002, the Company shall reimburse the Purchaser for the Purchaser's reasonable and documented out-of-pocket expenses, not to exceed $50,000, to be paid out of the Company's proceeds at the Closing.

            14B. Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a Party only if set forth in a writing executed by such Party (and, in the case of the Company, by Safety-Kleen), which writing refers specifically to the provision alleged to have been amended or waived. No course of dealing between or among any of the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

          14C. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not; provided, however, that neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Purchaser without the prior written consent of the Company and Safety-Kleen.

            14D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            14E. Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

            14F. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation." The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

            14G. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including that certain letter agreement, dated June 3, 2002, by and among the Purchaser, the Company, Safety-Kleen, Kraus and Ward), whether written or oral, relating to such subject matter in any way.

            14H. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

            14I. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

            14J. Governing Law. This Agreement shall be governed by and construed in accordance with the Internal Laws of the State of New York, including, without limitation, Section 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Laws and Rules. During the pendency of the Seller's chapter 11 proceedings, the Parties hereby irrevocably submit to the concurrent jurisdiction of the Bankruptcy Court and irrevocably accept jurisdiction of the Bankruptcy Court. The Parties hereby irrevocably submit to the jurisdiction of any New York court sitting in the borough of Manhattan in the city of New York or any federal court sitting in the borough of Manhattan in the city of New York in respect of any suit, action or proceeding arising out of or relating to this agreement, and irrevocably accept jurisdiction of the aforesaid courts. The Parties irrevocably waive, to the fullest extent they may effectively do so under applicable law, any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

            14K. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in riting and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Parties at their respective addresses indicated below or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party:

            if to Safety-Kleen or the Company, to:
            -------------------------------------

            Safety-Kleen Systems, Inc.
            and
            3E Company Environmental, Ecological and Engineering
            1301 Gervais Street, Suite 300
            Columbia, South Carolina  29201
            Facsimile: (803) 933-4361
            Contact Person:  Larry W. Singleton

            with copies to:
            --------------

            Skadden Arps Slate Meagher & Flom LLP
            300 South Grand Avenue, Suite 3400
            Los Angeles, California 90071
            Facsimile:  (213) 687-5600
            Attention:  Jonathan L. Friedman, Esq.

            and:
            ---

            Pillsbury Winthrop LLP
            11682 El Camino Real, Suite 200
            San Diego, CA  92130
            Facsimile:  (858) 509-4010
            Attention:  K. Michael Garrett, Esq.

            if to the Purchaser or the Minority Shareholders, to:
            ----------------------------------------------------

            New 3E Company Acquisition Corporation
            c/o 3E Company Environmental, Ecological and Engineering 1905 Aston Avenue
            Carlsbad, California  92008
            Facsimile:  (760) 602-8855
            Contact Person:  Jess F. Kraus, IV

            with copies to:
            --------------

            Duckor Spradling & Metzger
            401 West A Street, Suite 2400
            San Diego, California  92101-7915
            Facsimile:  (619) 231-6629
            Attention:  Kevin M. Bagley, Esq.

            and

            Pillsbury Winthrop LLP
            11682 El Camino Real, Suite 200
            San Diego, CA  92130
            Facsimile:  (858) 509-4010
            Attention:  K. Michael Garrett, Esq.

            14L. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

            14M. Termination of Shareholders Agreement and Marketing Services Agreement. Effective upon the Closing Date and without further action by any of the Parties, the Shareholders Agreement and that certain Marketing Services Agreement, dated as of December 31, 2001, by and between the Company and Safety-Kleen, shall terminate and be null and void and of no further force or effect and none of the Parties shall have any right, duty, responsibility or Liability in respect thereof.

                               *    *    *    *    *

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

                                       3E COMPANY ENVIRONMENTAL,
                                       ECOLOGICAL AND ENGINEERING

                                       By:     /s/Jess F. Kraus
                                             -----------------------------------

                                       Name:   Jess F. Kraus
                                             -----------------------------------

                                       Its:    President & CEO
                                             -----------------------------------


                                       SAFETY-KLEEN SYSTEMS, INC.


                                       By:     /s/ David M. Sprinkle
                                             -----------------------------------

                                       Name:   David M. Sprinkle
                                             -----------------------------------

                                       Its:    Director
                                             -----------------------------------


                                       NEW 3E COMPANY ACQUISITION
                                       CORPORATION


                                       By:     /s/ Jess F. Kraus
                                             -----------------------------------

                                       Name:   Jess F. Kraus
                                             -----------------------------------

                                       Its:    President & CEO
                                             -----------------------------------

                                         /s/ Jss F. Kraus, IV
                                       -----------------------------------------
                                       JESS F. KRAUS, IV

                                         /s/ Linda Allen
                                       -----------------------------------------
                                       LINDA ALLEN

                                         /s/ Christopher Kraus
                                       -----------------------------------------
                                       CHRISTOPHER KRAUS

                                         /s/ Robert M. Ward
                                       -----------------------------------------
                                       ROBERT M. WARD

                                         /s/ Jeremy Kisner
                                       -----------------------------------------
                                       JEREMY KISNER